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HMN FINANCIAL, INC.
101 North Broadway, P.O. Box 231, Spring Valley, MN 55975-0231,
Phone (507) 346-7345, FAX (507) 346-1111




                          NEWS RELEASE

For Immediate Release

June 27, 1996

For Additional Information Contact:
     James B. Gardner, Executive Vice President
     HMN Financial, Inc.
     (507) 346-7345

HMN FINANCIAL, INC. ANNOUNCES STOCK REPURCHASE PROGRAM
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     SPRING VALLEY, MINNESOTA, June 27, 1996 ... HMN  Financial,
Inc., (HMN) (NASDAQ:HMNF) announced its intention today to repurchase up to 5%, or 246,060 shares, of its outstanding shares in the open market over the next 12 month period. The shares will be purchased at prevailing market prices from time to time, depending upon market conditions.

     Roger P. Weise, Chairman and Chief Executive Officer of HMN, indicated that the Board of Directors approved the repurchase program in view of the current price level of HMN's common stock. Mr. Weise stated that "we believe that the repurchase of our shares continues to represent an attractive investment opportunity which will benefit HMN and our stockholders. The repurchased shares will become treasury shares and will be used for general corporate purposes, including the issuance of shares in connection with the exercise of stock options".

     The repurchase program will be executed through previously selected and approved brokers.

     Over the past three months, the shares traded in a range between $14.625 and $16.125. At May 31, 1996, HMN had $551.6 million in assets and stockholders' equity of $87.1 million. On June 27, 1996 HMN had 4,921,200 common stock shares outstanding.

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